Exhibit 99.1

FOR IMMEDIATE RELEASE

February 23, 2007

Ottawa Savings Bancorp, Inc

Contact:	Gary L. Ocepek

President/CEO

(815) 433-2525

Ottawa Savings Bancorp, Inc. Declares

Quarterly Cash Dividend of $0.05 Per Common Share

Ottawa, IL –February 23, 2007—Ottawa Savings Bancorp, Inc., (OTC BB-OTTW), the holding company for Ottawa Savings Bank, today announced that its Board of Directors has declared a cash dividend of $0.05 per common share. The dividend will be paid on or about March 19, 2007, to stockholders of record as of March 6, 2007.

The Company is the majority-owned subsidiary of Ottawa Savings Bancorp, MHC, which owns 55% of the Company’s outstanding shares. Ottawa Savings Bancorp, MHC, previously filed a notice with the Office of Thrift Supervision of its intent to waive the receipt of dividends paid on the shares it owns of the Company. The Office of Thrift Supervision did not object to the dividend waiver request.

Ottawa Savings Bancorp, Inc. is the holding company for Ottawa Savings Bank, and a majority owned subsidiary of Ottawa Savings Bancorp, MHC. The Bank, originally chartered in 1871, is a community bank serving Ottawa, Illinois and LaSalle County through its main office in Ottawa, Illinois.